Mail Stop 4561

									February 14, 2006


Mr. J. Tyler Haahr
President and Chief Executive Officer
Meta Financial Group, Inc.
121 East Fifth Street
Storm Lake, Iowa 50588
Via Mail and Facsimile (605) 977-7501

      Re:	Meta Financial Group, Inc.
		Form 10-K for the period ended September 30, 2005
		File No. 000-22140

Dear Mr. Haahr:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Joyce Sweeney
      Accounting Branch Chief